Exhibit 107

Calculation of Filing Fee Tables

FORM S-1
(Form Type)

NUWELLIS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Shares of Common Stock, par value $0.0001 per share, underlying July Common Stock Purchase Warrants	Other	938,680(2)	$2.325(4)	$2,182,431.00	$0.00014760	$322.13
Equity	Shares of Common Stock, par value $0.0001 per share, underlying August Common Stock Purchase Warrants	Other	483,351(3)	$1.30(5)	$628,356.30	$0.00014760	$92.75
Total Offering Amounts					$2,182,431.00	$0.00014760	$414.87
Total Fees Previously Paid					—		$322.13
Total Fee Offset					—		—
Net Fee Due							$92.75

(1)
Represents shares of common stock, par value $0.0001 per share (the “common stock”) of Nuwellis, Inc. (the “Registrant”) that will be offered for resale by the selling securityholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, or other distributions, recapitalizations or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)
This registration statement registers the resale of 938,680 shares of common stock of the Registrant issuable upon the exercise of July Common Stock Purchase Warrants issued by the Registrant at an exercise price of $3.99 per share.

(3)
This registration statement registers the resale of 438,351 shares of common stock of the Registrant issuable upon the exercise of August Common Stock Purchase Warrants issued by the Registrant at an exercise price of $1.72 per share.

(4)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on The Nasdaq Capital Market on August 13, 2024.

(5)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on The Nasdaq Capital Market on August 23, 2024.